                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

                           Filed by the Registrant |X|

                 Filed by a Party other than the Registrant |_|

                           Check the appropriate box:

                         |_| Preliminary Proxy Statement

       |_| Confidential, for Use of the Commission Only (as permitted by
                               Rule 14a-6(e)(2))

                         |X| Definitive Proxy Statement

                       |_| Definitive Additional Materials

      |_| Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                            AXSYS TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          ______________________________________________________________________

     2)   Aggregate number of securities to which transaction applies:
          ______________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ______________________________________________________________________

     4)   Proposed maximum aggregate value of transaction: _____________________

     5)   Total fee paid: ______________________________________________________

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                          [LETTERHEAD OF AXSYS TECHNOLOGIES, INC.]



                                       June 17, 1999

Dear Axsys Technologies Stockholder:

         On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders on July 29, 1999, at 10:00 a.m., at the offices of Republic National Bank, 452 Fifth Avenue, Third Floor, New York, New York.

         The accompanying Notice of Annual Meeting and Proxy Statement describes the proposals to be considered at the meeting.

         It is important that your shares be represented at the meeting. Whether or not you plan to attend personally, please complete and mail the enclosed proxy card in the return envelope.

                                                       Very truly yours,


                                                       /s/ Stephen W. Bershad

                                                       Stephen W. Bershad
                                                       Chairman of the Board
                                                       Chief Executive Officer

                                                                  AXSYS
                                                               ------------
                                                               TECHNOLOGIES

                                                               EXECUTIVE OFFICES

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 29, 1999

--------------------------------------------------------------------------------

         The Annual Meeting of Stockholders of Axsys Technologies, Inc. (the "Company") will be held on July 29, 1999 at 10:00 a.m., at the offices of Republic National Bank, 452 Fifth Avenue, Third Floor, New York, New York 10018 for the following purposes:

      1.      To elect four directors to the Board of Directors;

      2. To ratify the selection of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending December 31, 1999; and

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on June 10, 1999, will be entitled to notice of and to vote at the meeting and any adjournments thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, for ten days prior to the meeting at the offices of the Company, 910 Sylvan Avenue, Suite 180, Englewood Cliffs, New Jersey 07632.

         Whether or not you expect to attend the meeting, it is important that your shares be represented, regardless of the number of shares you hold. Accordingly, you are encouraged to sign, date and return the enclosed proxy card in the reply envelope provided as soon as possible.

                                        By Order of the Board of Directors,


                                        /s/ David L. Concannon

                                        David L. Concannon
                                        Secretary

June 17, 1999

                                                                  AXSYS
                                                               ------------
                                                               TECHNOLOGIES

                                                               EXECUTIVE OFFICES

--------------------------------------------------------------------------------

                                 PROXY STATEMENT

--------------------------------------------------------------------------------

         This proxy statement, which is first being mailed to stockholders on or about June 17, 1999, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Axsys Technologies, Inc. (the "Company"), 910 Sylvan Avenue, Suite 180, Englewood Cliffs, New Jersey 07632, for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., on June 29, 1999, and for all adjournments thereof (the "Annual Meeting"), at the offices of Republic National Bank, 452 Fifth Avenue, New York, New York 10018.

         Only stockholders of record at the close of business on June 10, 1999, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. As of the record date, 4,075,649 shares of the Company's common stock, par value $.01 per share ("Common Stock"), were outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

         A majority of the outstanding shares of Common Stock constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. The election of each nominee for director, as set forth in Proposal No. 1 below, and the ratification of the selection of Arthur Andersen LLP as independent accountants, as set forth in Proposal No. 2 below, each require the affirmative vote of a majority of the votes cast.

         Stockholders are encouraged to specify the way they wish to vote their shares by marking the appropriate boxes on the enclosed proxy. Shares represented by proxies that are properly executed and returned will be voted as specified on the proxy. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 DESCRIBED IN THIS PROXY STATEMENT. A stockholder may revoke a proxy at any time before it is actually voted by delivering written notice of revocation to the Secretary of the Company, by submitting a properly executed proxy bearing a later date, or by attending the meeting and voting in person.

         The Board of Directors does not intend to present any matters for a vote at the meeting except the proposals described in this Proxy Statement. The persons named in the proxy will, however, have discretionary voting authority regarding any other business that may properly come before the meeting.

         The expense of preparing, printing and mailing this Proxy Statement and the related proxy solicitation material will be paid by the Company. Proxies are being solicited principally by mail; but proxies may also be solicited personally, by telephone and similar means by directors, officers and regular employees of the Company without additional compensation. The Company will reimburse brokerage firms and others for their expenses in forwarding proxy solicitation materials to the beneficial owners of Common Stock.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The Company's By-Laws provide for a Board of Directors of not less than two directors, as determined from time to time by resolution of the Board. The Board currently consists of four directors. As noted above, proxies will be voted, unless authority is withheld, FOR the election as directors of the four nominees listed below, who are the current directors, to serve until the next annual meeting of stockholders and until their respective successors shall be duly elected and qualified. If any nominee should become unavailable for election, proxies will be voted, unless authority is withheld, for an alternate or alternates, if any, designated by the Board. The Board has no reason to believe that any nominee will become unavailable for election.

         The name, age and principal occupation of each nominee, the nominee's length of service as a director of the Company, the names of the other public companies of which the nominee is a director and certain other biographical information are set forth below.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES (PROPOSAL NO. 1).

         STEPHEN W. BERSHAD, 57

         Stephen W. Bershad has been Chairman of the Board and Chief Executive Officer of the Company since he joined the Company in December 1986. Prior to joining the Company, he was a Managing Director of Lehman Brothers, Inc. and its predecessor firms, where he held a series of senior management positions in merchant banking and mergers and acquisitions. Mr. Bershad is a director of Emcor Group, Inc., an electrical and mechanical construction and facilities services company.

         ANTHONY J. FIORELLI, JR., 69

         Anthony J. Fiorelli has been a director of the Company since February 1988. He has been a private investor since January 1, 1997. From December 1985 until June 1997, Mr. Fiorelli was President of Strategic Management Consulting Services, Inc., a management consulting firm. Prior to that time, Mr. Fiorelli was President and Chief Executive Officer of General Defense Corporation, a diversified engineering and manufacturing company. Mr. Fiorelli also serves as a director of the United States Merchant Marine Academy Foundation.

         ELIOT M. FRIED, 66

         Eliot M. Fried has been a director of the Company since 1994. He is a Managing Director of Lehman Brothers, Inc. where he has been employed for 21 years and is a member of its Investment Committee and Investment Banking Commitment Committee. Mr. Fried is a director of Bridgeport Machines, Inc. and L-3 Communications Corporation, a communications equipment company.

         RICHARD V. HOWITT, 55

         Richard V. Howitt has been a director of the Company since June 1997, following the Company's acquisition of Teletrac, Inc. ("Teletrac"). Mr. Howitt is a co-founder of Teletrac and has been President of Teletrac for 19 years. Prior to his full-time employment at Teletrac, he was a member of the technical staff and Section Head of Optical Metrology at Santa Barbara Research Center.

         There are no family relationships among any of the directors and executive officers of the Company.

         The Board of Directors met six times during 1998. The Audit Committee, the Compensation Committee and the Stock Incentive Plan Committee are the standing committees of the Board. The Audit Committee reviews internal and external audit procedures of the Company. Messrs. Fiorelli and Fried are members of the Audit Committee. The Audit Committee met once in 1998. The Compensation Committee oversees compensation policies of the Company. Its members are Messrs. Fiorelli and Fried. The Compensation Committee met once in 1998. The Stock Incentive Plan Committee administers the Stock Incentive Plan. Messrs. Fiorelli and Fried are members of the Stock Incentive Plan Committee. The Stock Incentive Plan Committee met once in 1998. At a meeting held on October 20, 1998, the Board of Directors formed a Special Committee (the "Special Committee"), consisting of Anthony J. Fiorelli, Jr. and Eliot M. Fried, to evaluate a proposal that the Company received from Stephen W. Bershad, the Chairman and Chief Executive Officer of the Company, for the acquisition by Mr. Bershad of all of the outstanding shares of Common Stock of the Company. The Special Committee met four times in 1998. The Special Committee was dissolved by the Board of Directors on January 13, 1999 following the withdrawal of Mr. Bershad's proposal.

         All meetings of the Board and of the Committees, were attended by all directors or Committee members, as applicable. The compensation of directors is fixed by the Board of Directors. Directors who are not employees of the Company receive meeting fees of $2,500 for each Board meeting attended and $1,000 for each committee meeting attended other than in connection with a Board meeting. Directors who are employees of the Company or any subsidiary do not receive fees or other compensation for their services as directors. All directors are reimbursed for travel and other expenses incurred in the performance of their duties. Each of the members of the Special Committee was paid a fee of $25,000 in 1998 for service on the Special Committee.

         Non-employee directors may be granted options to purchase Common Stock from time to time for their services as directors. On May 5, 1998, each of Messrs. Fried and Fiorelli was granted options to purchase 2,000 shares of Common Stock at an exercise price of $25.75 per share with an expiration date of May 5, 2008, which options vest at the rate of 20% per year commencing on the first anniversary of the date of grant.

                               STOCK OWNERSHIP OF
                             DIRECTORS AND OFFICERS

         The following table sets forth certain information with respect to the beneficial ownership of Common Stock of the Company by each of the Company's directors, each of the executive officers of the Company named in the Summary Compensation Table below, and all of the directors and executive officers of the Company as a group as of June 10, 1999.

                                                         SHARES BENEFICIALLY OWNED
                                                          DIRECTLY OR INDIRECTLY (1)
                                                        ---------------------------
       NAME                                               NUMBER         PERCENT (2)
-----------------------------------------------------   ----------       ----------
Stephen W. Bershad (3)...............................    1,261,791          30.7
David L. Concannon (4)(5)............................        1,000            *
Raymond F. Kunzmann (5) (6)..........................        9,200            *
Kenneth F. Stern (7).................................       13,200            *
Richard V. Howitt (8)................................       41,560           1.0
Anthony J. Fiorelli, Jr. (9).........................       16,785            *
Eliot M. Fried (10)..................................        2,900            *
All officers and directors as a group (7 persons)....    1,346,436          32.8

--------
* Less than 1%.

(1) Except as set forth in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.
(2) Applicable ownership percentage is based on 4,109,214 shares of Common Stock, consisting of 4,075,649 shares outstanding on June 10, 1999 and 33,565 shares issuable in connection with the acquisition of Teletrac. See "Certain Transactions."
(3) Includes 12,980 shares of Common Stock underlying options which are exercisable as of June 10, 1999 or within 60 days after such date. Mr. Bershad owns 658,047 shares of Common Stock directly and 590,764 shares of Common Stock indirectly through SWB Holding Corporation, of which he is the sole shareholder and Chairman. Mr. Bershad's address is 910 Sylvan Avenue, Suite 180, Englewood Cliffs, New Jersey 07632. Excludes 3,862 shares representing his interest in the Axsys Technologies, Inc. 401(k) Retirement Plan (the "401(k) Plan").
(4) Represents 1,000 shares of Common Stock underlying options which are exercisable as of June 10, 1999, or within 60 days after such date.

(5) David L. Concannon and Raymond F. Kunzmann, who are executive officers of the Company, are the sole trustees of the 401(k) Plan and may be deemed to beneficially own shares of Common Stock held by 401(k) Plan. Each of Messrs. Concannon and Kunzmann disclaims beneficial ownership of such 401(k) Plan shares. See "Principal Stockholders."
(6) Represents 9,200 shares of Common Stock underlying options which are exercisable as of June 10, 1999, or within 60 days after such date. Excludes 2,268 shares representing his interest in the 401(k) Plan.
(7) Includes 7,200 shares of Common Stock underlying options which are exercisable as of June 10, 1999, or within 60 days after such date. Excludes 1,575 shares representing his interest in the 401(k) Plan.
(8) Represents (i) 22,260 of Common Stock received by Mr. Howitt in the Teletrac acquisition, (ii) 17,500 shares representing Mr. Howitt's proportional interest in 100,000 shares issuable to the Teletrac Minority Shareholders and (iii) 1,800 shares of Common Stock underlying options which are exercisable as of June 10, 1999, or within 60 days after such date. See "Certain Transactions."
(9) Includes 2,900 shares of Common Stock underlying options which are exercisable as of June 10, 1999, or within 60 days after such date.
(10) Represents 2,900 shares of Common Stock underlying options which are exercisable as of June 10, 1999, or within 60 days after such date.

                             PRINCIPAL STOCKHOLDERS

         The Company knows of no person who, as of June 10, 1999, beneficially owned more than five percent of the Common Stock outstanding, except for Mr. Bershad and except as set forth below.

                                              NATURE OF           AMOUNT AND
 NAME AND ADDRESS OF BENEFICIAL OWNER    BENEFICIAL OWNERSHIP   PERCENT OF CLASS
--------------------------------------   --------------------   ----------------
John W. Gildea (1)
Gildea Management Company
115 East Putnam Avenue
Greenwich, CT  06830.....................      378,718                9.3

--------
(1) On February 16, 1999, Mr. Gildea, Network Fund III, Ltd ("Network Fund") filed a report on Schedule 13G with the Securities and Exchange Commission reflecting holdings of the Company's Common Stock. The amount shown includes 353,718 shares of Common Stock beneficially owned by Network Fund as to which shares Gildea Management Co., a Delaware corporation, has dispositive power by virtue of an investment advisory agreement. Mr. Gildea is the Chairman of the Board of Directors, Chief Executive Officer, President and sole shareholder of Gildea Management Co., and as such may be deemed the beneficial owner of the shares owned by Gildea Management Co. Mr. Gildea also owns 25,000 shares of Common Stock in his individual capacity.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning compensation during the years ended December 31, 1996, 1997 and 1998 for services in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer and the other executive officers of the Company (collectively, the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                            ANNUAL COMPENSATION         COMPENSATION
                                         --------------------------    --------------
                                                                          NUMBER OF
                                                                         SECURITIES
                                                                          UNDERLYNG             ALL OTHER
NAME AND PRINCIPAL                                           BONUS         OPTIONS            COMPENSATION
POSITION                             YEAR     SALARY ($)    ($) (1)    (# OF SHARES)(2)          ($) (3)
--------------------------          ------    ----------    --------   ----------------       ------------
Stephen W. Bershad                   1998       300,000          --           7,500              19,716
   Chairman of the                   1997       300,000     161,500          10,400               5,814
   Board and Chief                   1996       262,500     157,500              --               7,576
   Executive Officer

David L. Concannon (4)               1998       100,962          --           5,000               3,793
   Vice President,
   General Counsel and
   Secretary

Raymond F. Kunzmann (5)              1998       155,000          --           4,000              14,775
   Vice President--Finance           1997       146,922      84,196          32,000              10,383
   and Chief Financial               1996       141,385      85,000              --              10,603
   Officer

Kenneth F. Stern (6)                 1998       150,000          --           4,000              11,479
   Vice President                    1997       138,173      79,777          32,000               9,560
     Precision Systems Group         1996       130,269      52,500              --              10,439
     Sales and Marketing

--------

(1)  Reflects payments under the Company's Annual Incentive Plan.
(2) Reflects awards under the Axsys Technologies, Inc. Amended and Restated Long-Term Stock Incentive Plan (the "Stock Incentive Plan").
(3) Reflects: (i) matching contributions under the Company's 401(k) Plan which in 1998 totaled $4,800 for Mr. Bershad, $4,800 for Mr. Kunzmann, $4,800 for Mr. Stern and no payment for Mr. Concannon; (ii) payments under the Company's executive health insurance plan which in 1998 totaled $13,176 for Mr. Bershad, $2,778 for Mr. Concannon, $8,235 for Mr. Kunzmann and $4,939 for Mr. Stern; and (iii) payments of premiums for term life insurance maintained on behalf of the Named Executives which in 1998 totaled $1,740 for Mr. Bershad, $1,015 for Mr. Concannon, $1,740 for Mr. Kunzmann and $1,740 for Mr. Stern. The Company's executive health insurance plan, which covers only officers, provides for the reimbursement of deductible and coinsurance amounts and certain medical expenses not covered under the Company's basic medical plans.
(4) David L. Concannon, 34, joined the Company in June 1998 as Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Concannon was an associate with the law firms of Fried, Frank, Harris, Shriver & Jacobson, New York, New York, from November 1995 to June 1998, and Stinson, Mag & Fizzell, Kansas City, Missouri, from January 1994 to October 1995. His annual base salary is $175,000.
(5) Raymond F. Kunzmann, 42, joined the Company in June 1994 and currently serves as Vice President-Finance and Chief Financial Officer. Prior to joining the Company, from January 1994 until May 1994, he was Group Controller at Mannesmann Capital Corporation, a diversified manufacturing company.
(6) Kenneth F. Stern, 38, joined the Company in October 1994 and currently serves as Vice President Precision Systems Group Sales and Marketing. Prior to joining the Company, from December 1992 to October 1994, he was a management consultant specializing in strategic planning and corporate development for technology companies at Monitor Company and prior to December 1992 at Lorne Weil Inc.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding the options granted pursuant to the Stock Incentive Plan during the year ended December 31, 1998, to the Named Executives. No options were exercised in that period by such executive officers.

                                                PERCENT OF
                                                   TOTAL
                                NUMBER OF         OPTIONS
                               SECURITIES         GRANTED                                    GRANT DATE
                               UNDERLYING      TO EMPLOYEES                                    PRESENT
                                OPTIONS           THROUGH         EXERCISE PRICE EXPIRATION     VALUE
NAME                            GRANTED      DECEMBER 31, 1998       ($/SHARE)      DATE       ($) (1)
------------------------       -----------   -----------------    -------------- ----------  ----------
Stephen W. Bershad              7,500 (2)           9.8                28.26       2/28/03     90,100
David L. Concannon              5,000 (3)           6.5                18.75       6/25/08     50,548
Raymond F. Kunzmann             4,000 (3)           5.2                25.69       2/28/08     55,400
Kenneth F. Stern                4,000 (3)           5.2                25.69       2/28/08     55,400

--------
(1) The estimated grant date present value used was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected volatility of 50%; risk-free interest rate of 5.8%; expected life of 6 years (5 years as to Mr. Bershad's options) and no dividend yield. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of awards pursant to the Company's Stock Incentive Plan.
(2) These options are exercisable to the extent of 20% thereof on the first anniversary of the date of grant, an additional 20% on each of the two subsequent anniversaries of the date of grant and as to the remaining 40% on the fourth anniversary of the date of grant. Vesting of such options will be accelerated in the event of certain changes in control of the Company.
(3) These options vest at the rate of 20% per year commencing on the first anniversary of the date of grant. Vesting of such options will be accelerated in the event of certain changes in control of the Company.

                       1998 FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information regarding the value of unexercised stock options granted pursuant to the Stock Incentive Plan as of December 31, 1998, held by the Named Executives; no options were exercised by such Named Executives during the year ended December 31, 1998:

                                                 FISCAL YEAR-END OPTION VALUES
                              ------------------------------------------------------------------
                                   NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                        UNDERLYING                         IN-THE MONEY
                                    UNEXERCISED OPTIONS                  OPTIONS AT FISCAL
                                    AT FISCAL YEAR-END                   YEAR-END ($) (1)
                              ------------------------------------------------------------------
NAME                          EXERCISABLE       UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
------------------------      -----------       -------------       -----------    -------------
Stephen W. Bershad              10,880             11,220             12,600            --
David L. Concannon                --                5,000               --              --
Raymond F. Kunzmann              7,800             32,200              4,000            --
Kenneth F. Stern                 5,800             32,200              2,000            --

--------
(1) Includes only those options whose exercise prices are lower than $14.00 per share, the closing price for the Common Stock on the Nasdaq Stock Market on December 31, 1998.

                             TERMINATED PENSION PLAN

         The Company had a defined benefit pension plan which was terminated on July 31, 1989. The estimated annual benefits payable upon retirement to Mr. Bershad, the only Named Executive participating in such plan, are $22,121, assuming retirement at age 65.

                              CERTAIN TRANSACTIONS

         On May 30, 1997, the Company, Teletrac and Mr. Howitt and the other then shareholders of Teletrac (collectively, the "Sellers") entered into a Stock Purchase Agreement pursuant to which the Sellers sold 177,937 Teletrac shares to the Company for a purchase price of approximately $7.7 million and the issuance of 153,000 shares of Common Stock, 53,000 of which were issued at closing. The Company was granted the right to acquire the remaining 29,880 shares of Teletrac's capital stock retained by the Sellers in exchange for 100,000 shares of Common Stock issuable pursuant to the Stockholder Agreement described below. Mr. Howitt, who was elected director of the Company following the closing of the transaction, sold 82,053 Teletrac shares to the Company and retained 5,229 shares. The 53,000 shares of Common Stock issued at closing are subject to registration rights.

         On May 30, 1997, the Company, on the one hand, and Mr. Howitt and certain other Teletrac shareholders (collectively, the "Minority Shareholders"), on the other hand, entered into a stockholder agreement (the "Stockholder Agreement") relating to the 29,880 Teletrac shares retained by the Minority Shareholders. Pursuant to the Stockholder Agreement, the Minority Shareholders have the option, exercisable on written notice to the Company, to elect to sell any remaining Teletrac shares to the Company in exchange for an aggregate of 100,000 shares of the Company's Common Stock (3.3467 shares of the Company's Common Stock for each Teletrac share) for a period of three years from the date of the Stockholder Agreement. In addition, pursuant to the terms of the Stockholder Agreement, the Company has the option, exercisable on written notice to each Minority Shareholder, to elect to purchase each Minority Shareholder's Teletrac shares, in exchange for an aggregate of 100,000 shares of the Company's Common Stock (3.3467 shares of the Company's Common Stock for each Teletrac share) at any time after three years from the date of the Stockholder Agreement or, on a prior date, upon certain other circumstances. Such shares of Common Stock, when issued, will be entitled to certain registration rights. As of June 10, 1999, 66,435 shares of Common Stock have been issued to the Minority Stockholders pursuant to the Stockholder Agreement. Mr. Howitt's retained shares are exchangeable for 17,500 shares of Common Stock. Under the Stockholder Agreement, the Company was appointed as proxy to vote the Teletrac shares retained by the Minority Shareholders for the term of the agreement expiring on May 30, 2007.

         In connection with the purchase of Teletrac, Teletrac entered into an employment agreement with Mr. Howitt dated May 30, 1997 (the "Employment Agreement") and Mr. Howitt also executed a Non-Competition Agreement (the "Non-Competition Agreement") in favor of the Company under which he has agreed not to compete with or solicit customers or employees from the Company for a period of six years expiring in June 2003.

         Pursuant to the terms of the Employment Agreement, Mr. Howitt is entitled to receive an annual salary of $225,000 and a bonus in accordance with the terms of the Teletrac Management Incentive Compensation Plan (the "Teletrac Plan"), as determined by the committee administering the Plan. Mr. Howitt's employment is for a period of three years expiring June 1, 2000. Under the terms of the Employment Agreement, Teletrac may terminate Mr. Howitt's employment upon Mr. Howitt's death or "disability" or for "cause," and Mr. Howitt may terminate his employment with Teletrac at any time without Teletrac's consent or for "good reason" (as such terms are defined in the Employment Agreement). If the Employment Agreement is terminated by Teletrac for death, "disability" or "cause" or by Mr. Howitt without "good reason," Teletrac is obligated to pay Mr. Howitt (or his estate) all amounts earned but not paid to such termination date and certain other benefits accrued to such termination date pursuant to Teletrac's benefit plans. If the Employment Agreement is terminated by the Company other than for death, "disability" or "cause" or by Mr. Howitt with "good reason," Mr. Howitt will be entitled to receive all amounts earned and not paid to such date, the salary payable after such date for the balance of the term of the Employment

Agreement, 40% of any amounts payable after such termination date pursuant to the Teletrac Plan and certain medical, dental and insurance benefits during the balance of the term of the Employment Agreement. Throughout his employment, Mr. Howitt is bound by a covenant not to compete with Teletrac and not to disclose "confidential information" (as defined in the Employment Agreement).

         Under the Teletrac Plan, Teletrac may make certain cash bonus awards ("Awards") to employees of Teletrac who are senior officers, members of senior management or key employees and consultants to Teletrac. Under the Teletrac Plan, Teletrac must establish incentive compensation pools ("Incentive Compensation Pools") for each of the fiscal years ending December 31, 1997 and December 31, 1998 and the thirteen-month period ending January 31, 2000 (each an "Incentive Period") and, under certain circumstances, additional incentive compensation pools ("Additional Incentive Compensation Pools") for the same periods. The Incentive Compensation Pools and the Additional Incentive Compensation Pools are determined based on a percentage of the excess of "gross profits" (as defined in the Teletrac Plan) for each Incentive Period over a base amount. The aggregate amount of the Incentive Compensation Pools and the Additional Incentive Compensation Pools shall not exceed $3,000,000 and $1,100,000, respectively. Subject to the next succeeding sentence, Mr. Howitt, the President of Teletrac and a director of the Company, is entitled to a percentage of annual payments, not to exceed 43%, from the Incentive Compensation Pool and the Additional Incentive Compensation Pool, if applicable, as determined by the committee administering the Teletrac Plan. In addition, in accordance with the employment agreement between Teletrac and Mr. Howitt, if such agreement is terminated for certain reasons, Mr. Howitt will be entitled to receive an Award of 40% of all amounts payable to him under the Plan after such termination date. The Plan is administered by a committee comprised solely of Mr. Howitt as long as he is President and a full-time employee of Teletrac and, in the event Mr. Howitt shall cease to be the President and a full-time employee of Teletrac, by David Barker as long as he is Vice President-Research and Development and at least a half-time employee of Teletrac and thereafter by individuals appointed by the Board of Directors of Teletrac. Subject to certain exceptions, including adversely affecting a participant's right (without consent) to receive Awards under the Teletrac Plan, the Board of Directors of Teletrac may amend the Teletrac Plan from time to time or suspend or terminate it entirely. In the event Teletrac sells all or substantially all of its assets, the participants in the Plan are entitled to receive an amount equal to $4,100,000 less all amounts previously paid as Incentive Compensation Pools and Additional Incentive Compensation Pools unless certain conditions are satisfied. Mr. Howitt received Awards under the Teletrac Plan for the year ended December 31, 1998 in the amount of $145,000.

         The Company has agreed to reimburse Mr. Bershad for his expenses incurred in pursuing his proposal to acquire all of the outstanding shares of Common Stock of the Company. Mr. Bershad withdrew the proposal on January 13, 1999 following the receipt by the Company of an unsolicited proposal from a third party seeking to acquire the Company. In 1998, the Company incurred approximately $51,000 in expenses related to its agreement to reimburse Mr. Bershad's expenses.

                     AGREEMENTS WITH DIRECTORS AND OFFICERS

         The Company has entered into indemnification agreements with its directors and certain officers in order to induce them to continue to serve as directors and officers of the Company, indemnifying them for any and all liabilities incurred by them arising out of their service as directors or officers, other than liabilities arising out of conduct which has been determined in a final adjudication to constitute bad faith or a knowing violation of law or receipt by such person of an improper personal benefit. The rights to indemnification under such agreements are in addition to any rights to indemnification contained in the Company's Certificate of Incorporation or By-Laws, which provide for indemnification under certain circumstances. The Company has agreed to pay Messrs. Stern and Kunzmann up to one year's base compensation and certain other benefits in the event of termination by the Company other than for cause.

         In February of 1999, in connection with its exploration of strategic alternatives, the Company entered into severance protection agreements with certain officers and key employees of the Company, including each of the Named Executives and Mr. Howitt, which provide for certain benefits if their employment is terminated within two years following a "Change in Control" of the Company. The purpose of the severance protection agreements is to foster the continued employment of officers and employees by allowing them to focus attention on their assigned responsibilities without distraction in the event of circumstances arising from the possibility of a change in control of the Company.

         For purposes of the severance protection agreements, a Change of Control means: (a) an acquisition (other than directly from the Company) of any Common Stock of the Company or other voting securities of the Company entitled to vote generally for the election of directors by any Person or entity immediately after which such Person has beneficial ownership of fifty percent or more of the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities other than an acquisition by
(i) the Company or any subsidiary of the Company, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any subsidiary of the Company, (iii) any affiliate of the Company, or (iv) any person in connection with a merger following which (A) the Company's shareholders prior to the merger own 50% of more of the voting power of the surviving corporation, (B) at least two-thirds of the directors of the surviving corporation were directors of the Company and (C) no person or entity other than the Company, any subsidiary of the Company or person or entity beneficially owning 50% or more of the Company's Common Stock owns 50% or more of the surviving corporation (a "Non-Control

Transaction"); (b) the individuals who, as of February 11, 1999, were members of the Board of Directors cease for any reason to constitute at least a majority of the members of the Board of Directors; or (c) the consummation of: (i) a merger, consolidation, reorganization or other business combination with or into the Company or in which securities of the Company are issued, unless such merger, consolidation, reorganization or other business combination is a "Non-Control Transaction," (ii) a complete liquidation or dissolution of the Company; or (d) the sale or other disposition of all or substantially all of the assets of the Company to any person or entity.

         If a Change in Control occurs, and the executive's employment is terminated by the Company other than for cause, death or disability or by the executive for good reason within two years thereafter, the executive will be entitled to receive a maximum lump sum cash payment equal to, in the case of Messrs. Bershad, Kunzmann and Stern, 2.99 times the executive's "base amount" (as defined under Section 280G of the Internal Revenue Code of 1986 and generally consisting of the average annual compensation of the executive by the Company for the five-year period immediately preceding the date of determination), in the case of Mr. Concannon, two times the executive's base amount and, in the case of Mr. Howitt, 1.5 times the executive's base amount and, at the executive's election, one year of continuation of healthcare benefits or its cash equivalent. The severance protection agreements of each of Messrs. Bershad, Concannon, Kunzmann and Stern also provide that the executive will be entitled to the foregoing severance benefits in the event he terminates his employment, with or without good reason, at any time during the one-month period commencing six months following a Change in Control.

         Each of the severance protection agreements has a term of two years from the date of execution and will automatically renew for a one-year period on each anniversary thereafter, unless either party gives advance notice of non-renewal. Notwithstanding the foregoing, if there is a "Change in Control," the agreements will not terminate prior to the expiration of twenty-four months after the date of the Change in Control.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors, composed of Messrs. Fiorelli and Fried, has furnished the following report on executive compensation.

         Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies which seek to enhance the profitability of the Company, and thus shareowner value, by aligning closely the financial interests of the Company's senior managers with those of its shareowners. In furtherance of these goals, the Company relies to a large degree on annual bonus and longer-term stock incentive compensation to attract and retain executive officers and other key employees and to motivate them to perform to the full extent of their abilities. Both types of incentive compensation are not guaranteed and are variable and closely tied to corporate, business unit and individual performance in a manner designed to encourage a sharp and continuing focus on building profitability and shareowner value. The annual bonus and stock incentive compensation is more closely tied to the Company's success in achieving significant financial and other performance-oriented goals. The Committee considers the total compensation (earned or potentially available) of each of the executive officers and the other senior managers in establishing each element of compensation. Eligible persons must be employed by the Company at the time bonus compensation is awarded.

         In evaluating the performance and setting the incentive compensation of the Chief Executive Officer, the Committee took note of the Company's failure to achieve at least a specified minimum percentage of its budgeted net income before taxes, as well as its failure to achieve budgeted goals with respect to return on investment and bookings. As such, the Committee determined not to grant any award to the Chief Executive Officer under the Annual Incentive Compensation Plan for the fiscal year ended December 31, 1998.

         In its review of other senior management incentive compensation for 1998, the Committee took into account management's performance against budget for net income before taxes, bookings and return on investment, which were weighted 65%, 20% and 15% respectively.

         The Committee believes that the compensation policies the Committee has implemented and administered have contributed to focusing senior management of the Company on achieving significant improvements in long-term financial performance.

         During each fiscal year, the Stock Incentive Plan Committee considers the desirability of recommending that the Board of Directors grant senior executives, including executive officers, awards under the Stock Incentive Plan, which provides the flexibility to grant longer-term incentives in a variety of forms, including performance units, stock options, stock appreciation rights and restricted stock. At December 31, 1998, options covering 248,400 shares of Common Stock had been awarded under the Stock Incentive Plan. In respect of 1998, the Stock Incentive Plan Committee determined to recommend the grant of additional awards under the Stock Incentive Plan to Mr. Bershad in the amount of 5,000 options, to Mr. Concannon in the amount of 3,000 options, Mr. Kunzmann in the amount of 3,000 options and to Mr. Stern in the amount of 3,000 options. In addition, Mr. Concannon was granted options to purchase 5,000 shares in connection with his commencement of employment with the

Company. Each of these grants was approved by the Stock Incentive Plan Committee and ratified and approved by the full Board of Directors.

                                     By:      Compensation Committee:
                                              Anthony J. Fiorelli, Jr.
                                              Eliot M. Fried

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Each of the Compensation Committee and Stock Incentive Plan Committee is composed of Messrs. Fiorelli and Fried. There are no Compensation Committee interlocks between the Company and any other entities involving the Company's executive officers and directors who serve as executive officers of such entities.

                          STOCK PRICE PERFORMANCE GRAPH

         The information in the foregoing report and the following graph shall not be incorporated by reference (by any general statement incorporating this amendment by reference or otherwise) into any prior or future filing under the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act of 1933, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The following graph shows the value of a $100 investment in Common Stock from December 31, 1993 through December 31, 1998, as of the dates indicated, compared with the value of a similar investment in the Nasdaq Stock Market Index, the Nasdaq Non-Financial Stock Index and the S&P High Technology Composite Index at such times. The Nasdaq Stock Market Index is a broad market index comprising all domestic shares traded on the Nasdaq National Market and the Nasdaq Small-Cap Market. The Nasdaq Non-Financial Stock Index is an index comprising all non-financial common shares traded on the Nasdaq National Market and the Nasdaq Small-Cap Market. The S&P High Technology Composite Index is an index comprising common shares of companies in the aerospace/defense, communications equipment, electronics and office equipment and supplies industries. The Nasdaq Stock Market Index, the Nasdaq Non-Financial Stock Index and the S&P High Technology Composite Index are calculated on a total return basis to include the reinvestment of dividends.

                              [LINE CHART OMITTED]

--------------------------------------------------------------------------------------------------------
                                         12/31/93  12/31/94   12/30/95  12/29/96   12/31/97  12/31/98
--------------------------------------------------------------------------------------------------------
Axsys Technologies, Inc. Common Stock      $100      $100       $160      $360       $590      $448
--------------------------------------------------------------------------------------------------------
Nasdaq Stock Market Index                  $100      $ 98       $138      $170       $209      $293
--------------------------------------------------------------------------------------------------------
Nasdaq Non-Financial Index                 $100      $ 96       $134      $163       $191      $280
--------------------------------------------------------------------------------------------------------
S&P High Technology Composite Index        $100      $115       $165      $232       $292      $503
--------------------------------------------------------------------------------------------------------

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and stockholders owning more than 10% are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on the information furnished to the Company, all applicable Section 16(a) filing requirements were complied with during the year ended December 31, 1998.

                                 PROPOSAL NO. 2
              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

         Subject to ratification by the stockholders, the Board of Directors, upon the recommendation of its Audit Committee, has selected Arthur Andersen LLP as independent accountants to audit the consolidated books and accounts of the Company for the period beginning January 1, 1999, and ending December 31, 1999. A representative of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement and to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE INDICATED PERIOD (PROPOSAL NO. 2).

                                  OTHER MATTERS

         Under the Company's By-laws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at the annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by the Company generally not less than 60 days nor more than 90 days in advance of an annual meeting. To be in proper written form, a stockholder's notice must contain the specific information required by the Company's By-laws. A copy of the Company's By-laws which describes the advance notice procedures can be obtained from the Secretary of the Company.

         The Company knows of no other matter to be brought before the meeting. If any other matter requiring a vote of the shares should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with their best judgment.

                     STOCKHOLDER PROPOSALS FOR THE COMPANY'S
                       2000 ANNUAL MEETING OF STOCKHOLDERS

         Stockholders who intend to present proposals at the 2000 annual meeting of stockholders, and who wish to have such proposals included in the proxy statement and form of proxy for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, Axsys Technologies, Inc.,

910 Sylvan Avenue, Suite 180, Englewood Cliffs, New Jersey, 07632, and such notice must be received no later than February 18, 2000. Such proposals must comply in full with the requirements set forth in the rules and regulations of the Commission and must comply with the advance notice and information requirements described under the heading "Other Matters" above in order to be eligible for inclusion in the Company's proxy statement for its 2000 annual meeting of stockholders. Proxies solicited by the Company for the year 2000 Annual Meeting may confer discretionary authority to vote on any proposals submitted after February 18, 2000 without a description of them in the proxy materials for that meeting.

                           ANNUAL REPORT ON FORM 10-K

         A copy of the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, will be provided to stockholders without charge upon receipt of a written request to: Investor Relations, Axsys Technologies, Inc., 910 Sylvan Avenue, Suite 180, Englewood Cliffs, New Jersey 07632.

June 17, 1999

     ----------------------------------------------------------------------

                            AXSYS TECHNOLOGIES, INC.

                 ANNUAL MEETING OF STOCKHOLDERS -- JULY 29, 1999

                                      PROXY

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned hereby appoints David L. Concannon and Raymond F Kunzmann, and each of them, the attorneys and proxies of the undersigned (each with power to act without the other and with power of substitution) to vote, as designated on the reverse side, all shares of Common Stock of Axsys Technologies, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Republic National Bank, Third Floor, 452 Fifth Avenue, New York, New York 10018, on the 29th day of July, 1999, at 10:00 a.m., and any adjournment thereof, upon all matters which may properly come before said Annual Meeting.

      UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, WITH THE DISCRETIONARY AUTHORITY SET FORTH HEREIN, AND FOR PROPOSAL 2.

            (Continued, and to be dated and signed, on reverse side.)

     ----------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

----------------------------------------------------------------------

The Board of Directors recommends voting FOR Proposals 1 and 2.

Please mark your votes as indicated in this example |X|


                            1. ELECTION OF DIRECTORS

|_| FOR ALL NOMINEES LISTED TO THE RIGHT

|_| WITHOLD ALL NOMINEES

|_| WITHHOLD AUTHORITY to vote for individual nominee(s) listed to the right


                           2. RATIFICATION OF AUDITORS

|_| FOR

|_| AGAINST

|_| ABSTAIN

Messrs. Stephen W. Bershad, Anthony J. Fiorelli, Jr., Eliot M. Fried and Richard
V. Howitt. (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

----------------------------------------------------------------------------

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(The signature(s) on your proxy card should agree with the name(s) shown at the left. If the stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.)

Dated: __________________ , 1999

_________________________ (L.S.)

_________________________ (L.S.)
     Signature(s) of Stockholder(s)

Sign, Date and Return the Proxy Card
Promptly Using the Enclosed Envelope.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^